Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-196803)

(2)	Registration Statements (Form S-8 Nos. 333-131846, 333-149726, 333-158085, 333-164626, 333-174785, 333-179906, 333-187091, 333-194375, 333-202525 and 333-206346)

of our reports dated February 29, 2016, with respect to the consolidated financial statements of Acorda Therapeutics, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Acorda Therapeutics, Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Acorda Therapeutics, Inc. and Subsidiaries for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Hartford, Connecticut
February 29, 2016